Exhibit 99.2

Sinoenergy Corporation Amends Merger Agreement with Skywide Capital Management Limited

Payment to Stockholders of $1.90 per share Not Changed by Amendment

Memorandum of Understanding Signed for Proposed Settlement of Putative Class Actions

BEIJING, China April 6, 2010 -- Sinoenergy Corporation (Nasdaq: SNEN), developer and operator of retail compressed natural gas (CNG) filling stations in the People's Republic of China and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, today announced that, on March 29, 2010, the Company entered into an amended and restated agreement of merger with Skywide Capital Management Limited and a wholly-owned subsidiary of Skywide, pursuant to which Skywide’s subsidiary will be merged into the Company, with the result that the Company will become a wholly-owned subsidiary of Skywide.  Upon the effectiveness of the merger, each issued and outstanding share of the Company's common stock, other than shares owned by Skywide, will automatically be converted into the right to receive $1.90 per share.

Skywide, which is owned by the Company's chairman, Mr. Tianzhou Deng, and its president, Mr. Bo Huang, is the Company's largest shareholder, owns approximately 39.06% of the Company's outstanding common stock.

The merger agreement provides that the consummation of the merger is subject to the approval of the holders of a majority of the Company's outstanding common stock and customary closing conditions.  As a result of the merger, the Company will cease to exist as a separate corporation, and its common stock will no longer be publicly traded.

The merger was approved by the board of directors, with Mr. Deng and Mr. Huang not participating.

Brean Murray, Carret & Co. continued to serve as financial advisor to the Company in this transaction for the limited purpose of providing a fairness opinion with respect to the transaction.  Arent Fox LLP continued to serve as legal advisor to the special committee of the Company's board.  Sichenzia Ross Friedman Ference LLP continued to serve as legal advisor to the Company.  Mintz & Fraade P.C. continued to serve as legal advisor to Skywide.

Additional Information and Where to Find It

In connection with the proposed merger, the Company will prepare and file with the Securities and Exchange Commission an amendment to its proxy statement for the shareholders of the Company.  Before making any voting decision, the Company's shareholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction.  The Company's shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov ..  The Company's shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Sinoenergy Corporation, 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, People's Republic of China 100107, Attention: Investor Relations; and +86-10-84928149, or to Georgeson Inc., the Company's proxy solicitor, toll-free in the United States, 877-278-4751; Banks and Brokers should call 212-440-9800.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the merger.  Information about the interests of the Company's directors and officers in the transaction, which may differ from other shareholders generally, will be set forth in the proxy statement and other relevant documents regarding the merger when they are filed with the SEC.

Memorandum of Understanding for Settlement of  Putative Class Actions

The Company has entered into a memorandum of understanding with respect to the four putative class actions against the Company, its directors and Skywide.  The agreement does not require any change in the economic terms of the merger.  The memorandum of understanding provides that counsel for plaintiffs will make an application for legal fees in an amount not exceeding $470,000. The memorandum of understanding provides for the settlement of all of the actions, subject to the satisfaction of customary conditions, including the completion of appropriate documentation and the issuance of all necessary court approvals.

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of CNG transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China.  In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.  The Company's website is http://www.sinoenergycorporation.com.  Information on the Company's website or any other website does not constitute a portion of this press release.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiaries.  These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions.  Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov).  All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws.  The Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

Yun Tang
IR Manager
Sinoenergy Corporation
Tel:   +86-10-8492-7035 x832
Email: tys@sinoenergycorporation.com